Exhibit 10.6

ZAI LAB LIMITED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

As of November 19, 2021, each individual who provides services to Zai Lab Limited (the “Company”) as a director, other than a director who is employed by the Company or an affiliate, (a “Non-Employee Director”) shall be entitled to receive the following amounts of compensation:

Type of Compensation	Amount and Form of Payment
Annual cash retainer	$50,000 (payable in cash on a quarterly basis)

Equity retainer	Commencing in calendar year 2022, each Non-Employee Director is eligible to receive, effective as of a date designated by the Board of Directors (the “Date of Grant”), an annual grant of a number of shares of Restricted Stock (as defined in the 2017 Equity Incentive Plan) equal to US$500,000 divided by the closing price of the Company’s ADS on NASDAQ on the Date of Grant (or on the next succeeding business day if the NASDAQ stock market is not open for trading on the Date of Grant), rounded down to the nearest whole share. Such shares of Restricted Stock shall vest in full on the first anniversary of the Date of Grant, subject to continued service as a member of our board of directors through such date.

New Member Grant

Commencing in calendar year 2021, each Non-Employee Director newly elected to the Board of Directors is eligible to receive, effective as of the date of his or her election to the Board of Directors (the “Date of Election”), an initial grant of a number of shares of Restricted Stock (as defined in the 2017 Equity Incentive Plan) equal to US$750,000 divided by the closing price of the Company’s ADS on NASDAQ on the Date of Election (or on the next succeeding business day if the NASDAQ stock market is not open for trading on the Date of Election), rounded down to the nearest whole share. Such shares of Restricted Stock shall vest with respect to one-third of the initial grant on each of the next three anniversaries of the Date of Election, subject to continued service as a member of our board of directors through such date.

In the event that a newly elected Non-Employee Director’s Date of Election is less than 180 days prior to the Date of Grant of the next annual grant to Non-Employee Director, such newly elected Non-Employee Director shall not be eligible to participate in that particular annual grant, but shall participate in all subsequent annual grants.

Additional annual cash retainer for Audit Committee chair	$20,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Audit Committee member	$10,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Compensation Committee chair	$15,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Compensation Committee member	$7,500 (payable in cash on a quarterly basis)

Additional annual cash retainer for Nominating Committee chair	$10,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Nominating Committee member	$5,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Research and Development Committee chair	$10,000 (payable in cash on a quarterly basis)

Additional annual cash retainer for Research and Development Committee member	$5,000 (payable in cash on a quarterly basis)

Annual Limit on Non-Employee Director Compensation	The total compensation of each individual Non-Employee Director (including cash retainers and equity grants) shall not exceed US$750,000 in any calendar year or US$1,000,000 in the initial calendar year of such Non-Employee Director’s service, as the case may be.

Cash retainers shall be pro-rated for service for periods of less than a full calendar quarter. In addition, Non-Employee Directors will be reimbursed by the Company for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies as in effect from time to time.

For the avoidance of doubt, directors who are (i) employees of the Company, (ii) employees of one of its affiliates or (iii) (a) are affiliated with a shareholder holding more than one percent (1%) of the ordinary shares or ordinary share equivalents of the Company or (b) individually (or through any trust or estate planning entity) hold more than one percent (1%) of the ordinary shares or ordinary share equivalents) of the Company will not receive compensation for their service as a director, other than reimbursement for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies as in effect from time to time.